Filed Pursuant to Rule 424(b)(2)

Registration No. 333-289203

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 15, 2026

Pricing Supplement dated                , 2026

(To ETF Underlying Supplement dated July 6, 2026,

Prospectus Supplement dated July 6, 2026, and Prospectus dated July 6, 2026)

Marex Group Limited

$           Autocallable Fixed Income Barrier Notes Linked to the Worst Performing of the Roundhill Memory ETF, the VanEck® Gold Miners ETF and the Invesco QQQ TrustSM, Series 1 due April 24, 2028

►      Monthly fixed Interest Payments at a rate of 1.013% (equivalent to 12.156% per annum) until maturity or automatic call, regardless of the performance of the Roundhill Memory ETF, the VanEck® Gold Miners ETF and the Invesco QQQ TrustSM, Series 1 (each, an “Underlying” and together the “Underlyings”)

►      Callable monthly at the Principal Amount plus the applicable Interest Payment if the Closing Price of each Underlying on any Call Observation Date on or after November 16, 2026 is at or above its Initial Value

►      Return of the Principal Amount if the Notes are not called and the Worst Performing Underlying does not decline by more than 30.00%

►      If the Worst Performing Underlying declines by more than 30.00%, you are subject to the downside exposure of the Worst Performing Underlying as compared to 95% of its Initial Value, and you will lose all or a portion of your Principal Amount

►      Term: Approximately 18 months, if not called

►      All payments on the Notes are subject to the credit risk of Marex Group Limited (“Marex”)

Application has been made for the Autocallable Fixed Income Barrier Notes (the “Notes”) offered hereunder to be admitted to listing and trading on the Vienna Multilateral Trading Facility (“Vienna MTF”) of the Vienna Stock Exchange. The Vienna MTF is not a regulated market as defined by Directive 2014/65/EU (as amended, “MiFID II”). It is, however, a multilateral trading facility (MTF) for purposes of MiFID II.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

Any offering of the Notes will be made pursuant to Article 1(4) of Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law of the United Kingdom. Accordingly, no prospectus is required to be published in connection with such offering of the Notes in any member state of the European Economic Area (the "EEA") or the United Kingdom (the "UK"). See page ii of the accompanying prospectus supplement for further restrictions on offers and sales of the Notes in the EEA and the UK.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $920.00 and $960.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount (1)	Proceeds to Issuer
Per Note	$1,000.00
Total

(1)	Marex Capital Markets Inc. (“MCMI”), an affiliate of ours, will act as the agent for the sale of the Notes. MCMI will purchase the Notes from us at an underwriting discount of up to $25.00 per $1,000 Principal Amount for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Marex Capital Markets

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “General” in this document.

Issuer:	Marex Group Limited
Principal Amount:	$1,000 per Note
Reference Asset:	The worst performing of the Roundhill Memory ETF (Bloomberg ticker: DRAM) (the “DRAM”), the VanEck® Gold Miners ETF (Bloomberg ticker: GDX) (the “GDX”), and the Invesco QQQ TrustSM, Series 1 (Bloomberg ticker: QQQ) (the “QQQ”).
Pricing Date:	October 14, 2026
Trade Date:	October 15, 2026
Original Issue Date:	October 20, 2026
Final Valuation Date:	April 17, 2028, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying underlying supplement.
Maturity Date:	April 24, 2028, subject to adjustment as described under “Additional Terms of the Notes―Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.
Call Feature:	If the Closing Price of each Underlying is at or above its Initial Value on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Interest Payment on the corresponding Call Payment Date.
Interest Payments:	Regardless of the performance of any Underlying, you will receive a monthly fixed interest payment at the Interest Rate (an “Interest Payment”) on each Interest Payment Date until maturity or automatic call.
Interest Rate:	1.013% of the Principal Amount or $10.13 per $1,000 Principal Amount per month (equivalent to 12.156% per annum)
Barrier Value:	35.10 with respect to the DRAM, 58.38 with respect to the GDX, and 510.27 with respect to the QQQ, each of which is 70.00% of its Initial Value (rounded to two decimal places with respect to the DRAM and the QQQ).
Payment at Maturity:

Unless the Notes are automatically called, for each $1,000 Principal Amount, in addition to the final Interest Payment, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Worst Performing Underlying is greater than or equal to -30.00%:

$1,000.

■ If the Reference Return of the Worst Performing Underlying is less than -30.00%:

$1,000 × Final Value of the Worst Performing Underlying/95% of Its Initial Value.

If the Final Value of the Worst Performing Underlying is less than its Barrier Value, you will receive a payment based on its Final Value as compared to 95% of its Initial Value, and you will lose up to 100% of the Principal Amount. Even with the Interest Payments, your return on the Notes may be negative in this case.

Call Observation Dates and Interest Payment Dates / Call Payment Dates:	Call Observation Dates*	Interest Payment Dates / Call Payment Dates*
	November 16, 2026	November 23, 2026
	December 14, 2026	December 21, 2026
	January 14, 2027	January 22, 2027
	February 16, 2027	February 23, 2027
	March 15, 2027	March 22, 2027
	April 14, 2027	April 21, 2027
	May 14, 2027	May 21, 2027
	June 14, 2027	June 21, 2027
	July 14, 2027	July 21, 2027
	August 16, 2027	August 23, 2027
	September 14, 2027	September 21, 2027
	October 14, 2027	October 21, 2027
	November 15, 2027	November 22, 2027
	December 14, 2027	December 21, 2027
	January 14, 2028	January 24, 2028
	February 14, 2028	February 22, 2028
	March 14, 2028	March 21, 2028
	April 17, 2028	April 24, 2028**
	(the Final Valuation Date)	(the Maturity Date)

* Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes―Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

** This is Interest Payment Date only, not Call Payment Date.

Worst Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value
Initial Value:	50.14 with respect to the DRAM, 83.40 with respect to the GDX, and 728.95 with respect to the QQQ, each of which was its Closing Price on the Pricing Date, subject to adjustment as described under “Additional Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement.
Final Value:	With respect to each Underlying, its Closing Price on the Final Valuation Date.
CUSIP/ISIN:	56653C4G7 / US56653C4G79
Form of Notes:	Book-Entry
Listing:	Application has been made for the Notes to be admitted to listing and trading on the Vienna MTF, a multilateral trading facility operated by the Vienna Stock Exchange.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this document relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	Marex Financial, one of our affiliates

The Trade Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of Marex. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated July 6, 2026 (the “prospectus”), the prospectus supplement dated July 6, 2026 (the “prospectus supplement”) and the ETF Underlying Supplement dated July 6, 2026 (the “underlying supplement”). If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or underlying supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this document, page S-1 of the prospectus supplement and page S-1 of the underlying supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “Marex”, “we”, “us” and “our” are to Marex Group Limited. References to “Fund” or “Worst Performing Fund” in the underlying supplement will be references to “Underlying” or “Worst Performing Underlying” in this document. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

🞂	The underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295611/d157500d424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295582/d135207d424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295577/d124247d424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying MCMI. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENTS ON THE NOTES

Call Feature

If the Closing Price of each Underlying is at or above its Initial Value on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Interest Payment on the corresponding Call Payment Date.

Interest Payment

Unless the Notes are called, we will pay a monthly fixed Interest Payment on each Interest Payment Date regardless of the performance of any Underlying. For information regarding the record dates applicable to the Interest Payments payable on the Notes, see “Additional Terms of Notes—Certain Definitions—Record Date” beginning on page S-101 of the accompanying underlying supplement. The Interest Rate will be 12.156% per annum (or $10.13 per $1,000 Principal Amount per month).

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, in addition to the final Interest Payment, you will receive a cash payment determined as follows:

■ If the Reference Return of the Worst Performing Underlying is greater than or equal to -30.00%:

$1,000

■ If the Reference Return of the Worst Performing Underlying is less than -30.00%:

$1,000 × Final Value of the Worst Performing Underlying/95% of Its Initial Value.

If the Final Value of the Worst Performing Underlying is less than its Barrier Value, you will receive a payment based on its Final Value as compared to 95% of its Initial Value, and you will lose up to 100% of the Principal Amount. Even with the Interest Payments received during the term of the Notes, your return on the Notes may be negative in this case.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You are a retail investor outside the EEA and the UK or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

🞂	You are an investor with the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

🞂	You have the necessary knowledge and/or experience with structured products and are prepared to accept the corresponding risks.

🞂	You believe that the Final Value of the Worst Performing Underlying will be at or above its Barrier Value.

🞂	You seek a monthly fixed Interest Payment regardless of the performance of the Underlyings until maturity or automatic call.

🞂	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to the Interest Payments payable on the Notes.

🞂	You do not seek an investment that provides an opportunity to participate in the appreciation of any Underlying.

🞂	You are willing to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying as compared to 95% of its Initial Value if the Reference Return of the Worst Performing Underlying is less than -30.00%.

🞂	You are willing to lose up to 100% of the Principal Amount.

🞂	You understand that the return on the Notes will depend solely on the performance of the Worst Performing Underlying and consequently, the Notes are riskier than alternative investments linked to only one of the Underlyings or linked to a basket composed of the Underlyings.

🞂	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Closing Price of each Underlying is at or above its Initial Value, or you are otherwise willing to hold the Notes to maturity.

🞂	You are willing to forgo the dividends or other distributions paid on the Underlyings or the stocks held by the Underlyings.

🞂	You do not seek an investment for which there will be an active secondary market.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by Marex or another issuer with a similar credit rating.

🞂	You are comfortable with the creditworthiness of Marex, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You are a retail investor in the EEA or the UK (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

🞂	You are an investor without the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

🞂	You do not have the necessary knowledge and/or experience with structured products and are not prepared to accept the corresponding risks.

🞂	You believe that the Final Value of the Worst Performing Underlying will be below its Barrier Value.

🞂	You believe that the Interest Payments will not provide you with your desired return.

🞂	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to the Interest Payments payable on the Notes.

🞂	You seek an investment that provides an opportunity to participate in the appreciation of one or more Underlyings.

🞂	You are unwilling to make an investment that is exposed to the potential downside performance of the Worst Performing Underlying as compared to 95% of its Initial Value if the Reference Return of the Worst Performing Underlying is less than -30.00%.

🞂	You seek an investment that provides full return of principal at maturity.

🞂	You seek exposure to a basket composed of the Underlyings or a similar investment in which the overall return is based on a blend of the performances of the Underlyings, rather than solely on the Worst Performing Underlying.

🞂	You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date on which the Closing Price of each Underlying is at or above its Initial Value, or you are otherwise unable or unwilling to hold the Notes to maturity.

🞂	You prefer to receive the dividends or other distributions paid on the Underlyings or the stocks held by the Underlyings.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Marex or another issuer with a similar credit rating.

🞂	You are not willing or are unable to assume the credit risk associated with Marex, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and underlying supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Related to Note Issuances” in the prospectus supplement; and

🞂	“—General risks related to a Fund” in the underlying supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Final Value of the Worst Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity will be calculated based on the Final Value of the Worst Performing Underlying as compared to 95% of its Initial Value. You may lose up to 100% of your investment at maturity. Even with the Interest Payments received during the term of the Notes, your return on the Notes may be negative in this case.

The automatic Call Feature limits your potential return, and the Notes are subject to reinvestment risk.

If the Notes are called early, the holding period over which you may receive the Interest Payments could be as little as approximately 1 month. Once the Notes are called, you will lose the opportunity to continue to receive the Interest Payments from the relevant Call Payment Date to the Maturity Date, and the total return on the Notes could be minimal. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

Your return on the Notes is limited to the Principal Amount plus the Interest Payments, regardless of any appreciation in the value of any Underlying.

You will not participate in any appreciation of any Underlying. Whether the Notes are called or at maturity, the total payments on the Notes will not exceed the Principal Amount plus the Interest Payments, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

Higher Interest Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could be below its Barrier Value on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Interest Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value or a higher Interest Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Interest Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Worst Performing Underlying and the potential to lose some or all of your principal at maturity.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Call Observation Dates and the Final Valuation Date.

The payments on the Notes will be based on the Closing Prices of the Underlyings on the Call Observation Dates and the Final Valuation Date, each subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Initial Value during the term of the Notes other than on a Call Observation Date but then decreases on a Call Observation Date to a value that is less than its Initial Value, the Notes will not be called. Similarly, if the Notes are not called, even if the value of the Worst Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Worst Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Call Observation Dates and the Final Valuation Date, whether the Notes are called and the Payment at Maturity will be based solely on the Closing Prices of the Underlyings on the applicable Call Observation Dates and the Final Valuation Date.

The Notes are subject to the full risks of the Worst Performing Underlying and will be negatively affected if any Underlying performs poorly, even if the other Underlyings perform favorably.

You are subject to the full risks of the Worst Performing Underlying. If the Worst Performing Underlying performs poorly, you will be negatively affected, even if the other Underlyings perform favorably. The Notes are not linked to a basket composed of the Underlyings, where the better performance of one Underlying could offset the poor performance of the others. Instead, you are subject to the full risks of the Worst Performing Underlying on the Final Valuation Date. As a result, the Notes are riskier than an alternative investment linked to only one of the Underlyings or linked to a basket composed of the Underlyings. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of the Worst Performing Underlying.

Risks Relating to the Reference Asset

The securities held by the DRAM are concentrated in one sector.

All of the securities held by the DRAM are issued by companies in the semiconductor memory production sector. As a result, the securities that will determine the price of the DRAM are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the DRAM, the return on the Notes will be subject to certain risks similar to those associated with direct equity investments in the semiconductor memory production sector. The Notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

Adverse conditions in the semiconductor memory production sector may reduce your return on the Notes.

All or substantially all of the stocks held by the DRAM are issued by companies whose primary line of business is directly associated with the semiconductor memory production sector. The DRAM is subject to the risk that companies that are in the semiconductor memory production sector may be similarly affected by particular economic or market events. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor memory companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor memory production sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs, and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. In addition, natural disasters, acts of terrorism or war could cause disruptions in manufacturing operations of semiconductor memory companies.

Some of the companies involved in the semiconductor memory production sector are also engaged in other lines of business unrelated to the semiconductor memory business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor memory companies, and the fact that many of them are organized outside the U.S., expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor memory production sector is highly cyclical, which may cause the operating results of many semiconductor memory companies to vary significantly. Companies in the semiconductor memory production sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor memory production sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor memory production sector and could affect the prices of the equity securities held by the DRAM and consequently, the price of the DRAM during the term of the Notes, which may adversely affect the return on your Notes.

A limited number of equity securities held by the DRAM may affect its price, and the Underlying Index is not necessarily representative of the semiconductor memory production sector.

The number of securities held by the DRAM is limited. In addition, a few top securities held by the DRAM may constitute a substantial portion of its net assets. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the DRAM and the return on the Notes.

While the securities included in the Underlying Index are equity securities of companies generally considered to be involved in the semiconductor memory production sector, the securities included in the Underlying Index may not follow the price movements of the entire semiconductor memory production sector generally. If the securities included in the Underlying Index (and, accordingly, the securities held by the DRAM) decline in value, the DRAM will decline in value even if security prices in the semiconductor memory production sector generally increase in value.

An investment in the Notes is subject to risks associated with foreign securities markets.

The DRAM or the GDX includes the stocks of foreign companies, and you should be aware that investments in an Underlying that holds foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ unfavourably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

Some of the securities held by the DRAM or the GDX are listed on foreign stock exchanges. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the price of an Underlying which could, in turn, adversely affect the return on the Notes.

The DRAM or the GDX is subject to currency exchange risk.

Because the prices of the equity securities included in the GDX are converted into U.S. dollars for purposes of calculating the price of the DRAM or the GDX, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the DRAM or the GDX trade. Currency exchange rates may be highly volatile, particularly in relation to emerging nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the DRAM or the GDX, the price of the DRAM or the GDX and the return on the Notes.

The GDX recently changed the index it tracks.

Prior to the close of trading on September 19, 2025, the GDX tracked the NYSE® Arca Gold Miners Index®. After the close of trading on such date, the GDX began tracking the MarketVector Global Gold Miners Index (its “Underlying Index”). Any historical information about the performance of the GDX for any period before the close of trading on September 19, 2025 will be during a period in which the GDX tracked a different index, and therefore should not be considered information relevant to how the GDX will perform as it tracks the MarketVector Global Gold Miners Index. In addition, there can be no assurance that the GDX will not further change the underlying index it tracks in the future. This change could have adversely affected, and may continue to adversely affect, the performance of the GDX and, in turn, the return on the Notes.

A limited number of securities may affect the price of the GDX, and the Underlying Index is not necessarily representative of the gold and silver mining industry.

The number of securities held by the GDX is limited. In addition, a few top securities held by the GDX may constitute a substantial portion of its net assets. Any reduction in the market price of those securities is likely to have a substantial adverse impact on the price of the GDX and the value of the Notes.

While the securities included in the Underlying Index are equity securities of companies generally considered to be involved in various segments of the gold and silver mining industry, the securities included in the Underlying Index may not follow the price movements of the entire gold and silver mining industry generally. If the securities included in the Underlying Index (and, accordingly, the securities held by the GDX) decline in value, the GDX will decline in value even if security prices in the gold and silver mining industry generally increase in value.

The Notes will be subject to small-capitalization or mid-capitalization companies risk.

The GDX may invest in companies that may be considered small-capitalization or mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the GDX’s share price may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the GDX to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These factors could adversely affect the price of the GDX during the term of the Notes, which may adversely affect the value of your Notes.

The performance of the GDX may be adversely influenced by gold and silver prices, which may change unpredictably and adversely affect the value of the Notes in unforeseeable ways.

Most or all of the securities held by the GDX are issued by companies in the gold and silver mining industry. Although there is no direct correlation between the price of the GDX and gold and silver prices and the price of the GDX is not necessarily representative of gold and silver price, the prices of the GDX may be adversely affected by gold prices and silver prices. Those prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted), interest rates and gold and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Gold prices and silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold and silver, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on gold and silver prices and, as a result, on the prices of the GDX. In addition, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting gold and silver prices than a different investment linked to a more broadly diversified group of commodities. All of these factors could adversely affect the price of the GDX and, therefore, the return on the Notes.

The Notes are subject to risks associated with non-U.S. companies.

Some of the equity securities held by the QQQ are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. These factors may adversely affect the performance of the QQQ and, as a result, the return on the Notes.

The performance of an Underlying may not correlate with the performance of its underlying assets as well as the net asset value per share of that Underlying, especially during periods of market volatility.

The performance of an Underlying and that of its underlying assets generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying assets. This could be due to, for example, an Underlying holding assets that are not related to the underlying assets, the temporary unavailability of certain assets in the secondary market, the performance of any derivative instruments held by an Underlying, differences in trading hours between an Underlying and the underlying assets, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of an Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of that Underlying may differ from its net asset value (“NAV”) per share; shares of an Underlying may trade at, above, or below its NAV per share.

During periods of market volatility, certain assets held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the NAV per share of that Underlying and the liquidity of that Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying. As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the NAV per share of an Underlying.

For the foregoing reasons, the performance of an Underlying may not match the performance of its underlying assets over the same period. Because of this variance, the return on the Notes, to the extent dependent on the performance of an Underlying, may not be the same as an investment directly in the securities, commodities, or other assets held by an Underlying or the same as a debt security with a return linked to the performance of such underlying assets..

General Risk Factors

The Notes are subject to our credit risk.

Marex may partially or wholly fail to meet their obligations under the Notes. Investors should therefore take the creditworthiness of Marex and its subsidiaries into account in their investment decision. Credit risk means the risk of insolvency or illiquidity of an issuer, i.e. a potential, temporary or final inability to fulfil their interest and repayment obligations on time. An increased insolvency risk is typical of issuers that have a low creditworthiness. The payment of any amount due on the Notes is subject to the credit risk of Marex. The Notes are senior unsecured debt obligations of Marex, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to the credit risk of Marex and to changes in the market’s view of its creditworthiness.

The Notes are not bank deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation, the UK Financial Services Compensation Scheme or any other government or governmental or private agency or deposit protection scheme in any jurisdiction. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to Marex’s credit risk and to changes in the market’s view of Marex’s creditworthiness. The payment of any amount due on the Notes is not guaranteed by any entity.

The Notes are not insured against loss by any third parties; you can depend only on our earnings and assets for all payments on the Notes.

The Notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which MCMI may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in any Underlying or any stocks held by any Underlying.

As a holder of the Notes, you will not have any ownership interest in any Underlying or any stocks held by any Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on any Underlying or any stocks held by any Underlying, the Notes may underperform an investment in one or more Underlyings or the stocks held by any Underlying.

The Notes lack liquidity.

The Notes are a new issue of securities for which there is no established market. Although we will apply for the Notes to be listed for trading on the Vienna MTF, we cannot provide you with any assurance regarding whether the Notes will become or remain listed or whether a trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. The listing application will be subject to approval by the Vienna Stock Exchange. There can be no assurance that application for listing and admission to trading will be granted or that an active trading market in the Notes will develop. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. In addition, MCMI is not required to offer to purchase the Notes in the secondary market. Even if a secondary market were to develop, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MCMI is willing to buy the Notes.

Potential conflicts of interest may exist.

Marex and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. Following the occurrence of certain events – relating to the Issuer, the Issuer's hedging arrangements, the Underlying(s), taxation, the relevant currency or other matters – outside of the Issuer's control, the calculation agent may determine in its discretion to take one of the actions available to it in order to deal with the impact of such event on the Notes or the Issuer or both. These actions may include (i) adjustment to the terms and conditions of the Notes, (ii) substitution of the Underlying(s) and/or (iii) early redemption or exercise of the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. Any such discretionary determination by the Issuer or the calculation agent could have a negative impact on the value of the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might adversely affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Value of any Underlying relative to its Initial Value. We cannot predict the Closing Price of any Underlying on any Call Observation Date and the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of any Underlying or return on the Notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table and examples below illustrate the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Worst Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described below assume that the Notes have not been automatically called prior to maturity and are held to maturity. The following table and examples assume the following:

Principal Amount:	$ 1,000
Interest Payment:	$ 10.13 (or 1.013% of the Principal Amount, equivalent to 12.156% per annum)
Hypothetical Initial Value of the Worst Performing Underlying:	$ 100.00
Hypothetical Barrier Value of the Worst Performing Underlying:	$70.00 (70.00% of the Initial Value)

Hypothetical Final Value of the Worst Performing Underlying	Hypothetical Reference Return of the Worst Performing Underlying	Total Interest Payments	Hypothetical Payment at Maturity (Excluding Final Interest Payment)	Hypothetical Total Return on the Notes (Including All Interest Payments)
$200.00	100.00%	$182.34	$1,000.00	18.234%(1)
$175.00	75.00%	$182.34	$1,000.00	18.234%
$150.00	50.00%	$182.34	$1,000.00	18.234%
$125.00	25.00%	$182.34	$1,000.00	18.234%
$100.00(2)	0.00%	$182.34	$1,000.00	18.234%
$90.00	-10.00%	$182.34	$1,000.00	18.234%
$80.00	-20.00%	$182.34	$1,000.00	18.234%
$70.00(3)	-30.00%	$182.34	$1,000.00	18.234%
$69.00	-31.00%	$182.34	$726.32	-9.134%
$50.00	-50.00%	$182.34	$526.32	-29.134%
$25.00	-75.00%	$182.34	$263.16	-55.450%
$10.00	-90.00%	$182.34	$105.26	-71.240%
$0.00	-100.00%	$182.34	$0.00	-81.766%

(1)	The total return on the Notes will not exceed the return represented by the Interest Payments.

(2)	The hypothetical Initial Value of $100.00 used in these examples has been chosen for illustrative purposes only. The actual Initial Value of each Underlying is set forth on page PS-3 of this document.

(3)	This is the hypothetical Barrier Value of the Worst Performing Underlying.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes assuming that the Notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The Reference Return of the Worst Performing Underlying Is 50.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Barrier Value, the Payment at Maturity, excluding the final Interest Payment, would be $1,000.00 per $1,000 Principal Amount. When the Payment at Maturity is added to the Interest Payments of $182.34 received over the term of the Notes, we would have paid a total of $1,182.34 per $1,000 Principal Amount, for a 18.234% total return on the Notes.

Example 1 shows that the total payments on the Notes will be fixed at the Principal Amount plus the Interest Payments when the Notes are not called and the Final Value of the Worst Performing Underlying is greater than or equal to its Barrier Value, regardless of the extent to which the value of the Worst Performing Underlying increases.

Example 2: The Reference Return of the Worst Performing Underlying Is -20.00%.

Because the Final Value of the Worst Performing Underlying is greater than or equal to its Barrier Value, the Payment at Maturity, excluding the final Interest Payment, would be $1,000.00 per $1,000 Principal Amount. When the Payment at Maturity is added to the Interest Payments of $182.34 received over the term of the Notes, we would have paid a total of $1,182.34 per $1,000 Principal Amount, for a 18.234% total return on the Notes.

Example 2 shows that the total payments on the Notes will be fixed at the Principal Amount plus the Interest Payments when the Notes are not called and the Final Value of the Worst Performing Underlying is at or above its Barrier Value, although the value of the Worst Performing Underlying has decreased moderately.

Example 3: The Reference Return of the Worst Performing Underlying Is -75.00%.

Because the Final Value of the Worst Performing Underlying is less than its Barrier Value, the Payment at Maturity, excluding the final Interest Payment, would be $263.16 per $1,000 Principal Amount, calculated as follows:

$1,000 × Final Value of the Worst Performing Underlying/95% of Its Initial Value

= $1,000 × 25/95

= $263.16

When the Payment at Maturity, excluding the final Interest Payment, is added to the Interest Payments of $182.34 received over the term of the Notes, we would have paid a total of $445.50 per $1,000 Principal Amount, for a -55.450% total return on the Notes.

Example 3 shows that you are exposed to any decrease in the value of the Worst Performing Underlying as compared to 95% of its Initial Value if its Final Value is less than its Barrier Value. You may lose up to 100% of your Principal Amount at maturity. Even with the Interest Payments, the return on the Notes could be negative.

These examples illustrate that you will not participate in any appreciation of any Underlying, but will be exposed to the downside performance of the Worst Performing Underlying as compared to 95% of its Initial Value if the Final Value of the Worst Performing Underlying is less than its Barrier Value.

DESCRIPTION OF THE REFERENCE ASSETS

Description of the DRAM

The Roundhill Memory ETF is an actively managed exchange-traded fund of the Roundhill ETF Trust, a registered investment company, that seeks to provide capital appreciation. The Roundhill Memory ETF seeks to achieve its investment objective by investing primarily in the equity securities of memory companies, which are companies with at least 50% of their revenues or profits attributable to the development or manufacturing of semiconductor memory products. The Roundhill Memory ETF's investment adviser is Roundhill Financial Inc. and its sub-adviser is Exchange Traded Concepts, LLC. Its inception date was April 1, 2026. Information about Roundhill Memory ETF that was filed with the SEC can be located by reference to its CIK Code: 0001976517 through the SEC's website at http://www.sec.gov. Shares of the Roundhill Memory ETF are listed on the Cboe BZX Exchange, Inc. under the ticker symbol “DRAM”.”

Historical Performance of the DRAM

The following graph sets forth the historical performance of the DRAM based on the daily historical closing prices from April 2, 2026, the date when the DRAM began trading, through October 14, 2026. We obtained the closing prices below from Bloomberg L.P. (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the DRAM should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the DRAM on any Call Observation Date and the Final Valuation Date.

Description of the GDX

The VanEck® Gold Miners ETF is an exchange-traded fund of VanEck ETF Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the MarketVector™ Global Gold Miners Index®. The MarketVector™ Global Gold Miners Index® is designed to track companies involved in the gold mining industry. The VanEck® Gold Miners ETF's investment adviser is Van Eck Associates Corporation and its inception date was May 16, 2006. Information about the VanEck® Gold Miners ETF that was filed with the SEC can be located by reference to its CIK Code: 0001137360 through the SEC's website at http://www.sec.gov. Shares of the VanEck® Gold Miners ETF are listed on the NYSE Arca, Inc. under the ticker symbol “GDX”.

Historical Performance of the GDX

The following graph sets forth the historical performance of the GDX based on the daily historical closing prices from October 14, 2021 through October 14, 2026. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the GDX should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the GDX on any Call Observation Date and the Final Valuation Date.

Description of the QQQ

The Invesco QQQ TrustSM, Series 1 is a registered investment company that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Nasdaq-100 Index®. The Nasdaq-100 Index® is designed to include 100 of the largest domestic and international non-financial companies listed on U.S. Nasdaq-affiliated exchanges based on market capitalization. The Invesco QQQ TrustSM, Series 1's investment adviser is Invesco Capital Management LLC and its inception date was March 9, 1999. Information about the Invesco QQQ TrustSM, Series 1 that was filed with the SEC can be located by reference to its CIK Code: 0001067839 through the SEC's website at http://www.sec.gov. Shares of the Invesco QQQ TrustSM, Series 1 are listed on the Nasdaq Stock Market LLC under the ticker symbol “QQQ”.

Historical Performance of the QQQ

The following graph sets forth the historical performance of the QQQ based on the daily historical closing prices from October 14, 2021 through October 14, 2026. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the QQQ should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the QQQ on any Call Observation Date and the Final Valuation Date.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed MCMI, an affiliate of Marex, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, MCMI will purchase the Notes from Marex at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI proposes to offer the Notes at the price to public set forth on the cover page of this document. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers.

An affiliate of Marex has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the Notes to you.

In addition, MCMI or another of our affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of each holder’s investment in the Notes are uncertain. There are no Treasury Regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. By purchasing the Notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each Note as a put option written by you (the “Put Option”) and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading "U.S. Federal Income Tax Considerations —U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit”, for U.S. federal income tax purposes. We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, each holder agrees to such treatment for all U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as Put Options and Deposits in respect of the Underlyings for U.S. federal income tax purposes.

The U.S. federal income tax consequences of a U.S. Holder’s investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described above. Please see the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations” and in particular the discussion under "U.S. Federal Income Tax Considerations —U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” and the discussion in the accompanying prospectus under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”. With respect to Interest Payments you receive, we intend to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Interest Rate per Annum	Interest on Deposit per Annum	Put Option Component per Annum
[●] %	[●] %	[●] %

The Put Premium should not be taxable to a U.S. Holder upon its receipt. If the Put Option expires unexercised, the U.S. Holder should recognize the total Put Premium received as short-term capital gain at such time.

Non-U.S. Holders should review the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — Non-U.S. Holders” for a discussion of the U.S. federal income tax consequences applicable to Non-U.S. Holders.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury Regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the applicability dates of the Treasury regulations to provide that withholding on dividend equivalent payments paid or deemed paid will not apply to specified ELIs that are not delta-one instruments and that are issued through 2028. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or an applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ABOVE DESCRIBED CHARACTERIZATION OF THE NOTES AND ANY POSSIBLE ALTERNATIVE CHARACTERIZATIONS OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.